Exhibit 4.15

EXECUTION COPY

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

DATED OCTOBER 5, 2011

BETWEEN

GOLAR LNG LIMITED,

GOLAR LNG PARTNERS LP

AND

GOLAR PARTNERS OPERATING LLC

i

ii

SCHEDULE

Schedule A	Insurance	A-1

EXHIBIT

Exhibit I	Form of Loan Agreement	I-1

Exhibit II	Form of Amendment No. 1 to Omnibus Agreement	II-1

iii

PURCHASE, SALE AND CONTRIBUTION AGREEMENT (the “Agreement”), dated as of October 5, 2011, by and between GOLAR LNG LIMITED, a Bermuda exempted company (the “Seller”), GOLAR LNG PARTNERS LP, a Marshall Islands limited partnership (the “Buyer”), and GOLAR PARTNERS OPERATING LLC, a Marshall Islands limited liability company (the “OLLC”), each a “Party” and collectively, the “Parties.”

RECITAL

WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, all outstanding common shares (the “Shares”), of Golar LNG Holding Co., a Marshall Islands corporation (“LNG Holding”);

WHEREAS, LNG Holding owns (i) all of the outstanding shares of capital stock (the “Freeze Holding Shares”) of Golar Freeze Holding Co., a Marshall Islands corporation (“Freeze Holding”), and (ii) the entire issued share capital of Golar Freeze (UK) Ltd. (“Freeze Ltd.”), a private company limited by shares incorporated in England with 1,000 ordinary shares of ₤1.00 in issue (the “Freeze Ltd. Shares”);

WHEREAS, the Buyer wishes to contribute the Shares to the OLLC as a capital contribution;

WHEREAS, Freeze Holding is the owner of the Golar Freeze, a liquified natural gas carrier/floating storage and regasification unit (the “Vessel”); and

WHEREAS, the Vessel is subject to a Time Charter Party dated April 20, 2008 (the “Charter”) between Freeze Ltd. and the Dubai Supply Authority (DUSUP) (the “Charterer”).

NOW, THEREFORE, the Parties hereto agree as follows:

Article I

Definitions

Section 1.01                             Definitions.  In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“1934 Act Filings” means the filings the Seller has made with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Agreement” means this Agreement, including its recitals and schedules, as amended and supplemented.

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity.

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in London or New York are required to close.

“Buyer” has the meaning given to it in the Preamble to this Agreement.

“Buyer Attorney-in-Fact” has the meaning given to it in Section 11.02(b).

“Buyer Indemnitees” has the meaning given to it in Section 10.01.

“Charter” has the meaning given to it in the recitals.

“Charterer” has the meaning given to it in the recitals.

“Closing” has the meaning given to it in Section 2.01.

“Closing Date” means the day on which the Closing takes place.

“Contracts” has the meaning given to it in Section 5.10.

“Credit Facility” means the US$125,000,000 credit facility agreement in respect of the Vessel dated June 17, 2010 as supplemented and amended by a side letter dated September 16, 2010, a first supplemental deed dated December 22, 2010 and a second supplemental deed dated March 28, 2011 and made between (1) Freeze Holding as borrower, (2) Eksportfinans ASA as export finance lender, (3) certain banks and financial institutions set out in schedule 1 thereto as commercial lenders, (4) DnB NOR Bank ASA, Citigroup Global Markets Limited and DVB Bank SE as mandated lead arrangers, (5) DnB NOR Bank ASA as swap bank, (6) DnB NOR Bank ASA as book runner, (7) DnB NOR Bank ASA as facility agent and (8) DnB NOR Bank ASA as security agent.

“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.

“Freeze Holding” has the meaning given to it in the recitals.

“Freeze Holding Organizational Documents” has the meaning given to it in Section 5.02.

“Freeze Holding Shares” has the meaning given to it in the recitals.

“Freeze Ltd.” has the meaning given to it in the recitals.

“Freeze Ltd. Organizational Documents” has the meaning given to it in Section 5.02.

“Freeze Ltd. Shares” has the meaning given to it in the recitals.

“Golar LNG Partners Credit Facility” means the US$285,000,000 credit facility dated September 29, 2008 between (1) the Partnership, as borrower, (2) Nordea Bank Norge ASA,  DnB NOR Bank ASA, Citigroup Global Markets Limited, Fortis Banks SA/NV UK Branch and Lloyds TSB Bank PLC, as lead arrangers, (3) Nordea Bank Finland PLC, DnB NOR Bank ASA, Citibank N.A., Fortis Bank SA/NV UK Branch and Lloyds TSB Bank PLC, as swap banks, (4) Nordea Bank Norge ASA, as facility agent and security agent, and (5) Citigroup Global Markets Limited as book runner.

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.

“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:

(a)         an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)         it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c)          any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“LNG Holding” has the meaning given to it in the recitals.

“LNG Holding Organizational Documents” has the meaning given to it in Section 5.02.

“Loan Agreement” has the meaning given to it in Section 2.04.

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity.

“Manager” means Golar Wilhelmsen Management AS.

“OLLC” has the meaning given to it in the Preamble to this Agreement.

“OLLC Attorney-in-Fact” has the meaning given to it in Section 8.02(c).

“Omnibus Agreement” means the Omnibus Agreement, dated as of April 13, 2011, by and among the Seller, the Buyer, the OLLC, Golar GP LLC and Golar LNG Energy Limited.

“Omnibus Agreement Indemnification” has the meaning given to it in Section 10.01(b).

“Organizational Documents” has the meaning given to it in Section 5.02.

“Party” or “Parties” has the meaning given to it in the Preamble to this Agreement.

“Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

“Purchase Price” has the meaning given to it in Section 2.04.

“Seller” has the meaning given to it in the Preamble to this Agreement.

“Seller Attorney-in-Fact” has the meaning given to it in Section 11.02(a).

“Seller Indemnities” has the meaning given to it in Section 10.02.

“Shares” has the meaning given to it in the recitals.

“Subsidiaries” means LNG Holding, Freeze Holding and Freeze Ltd.

“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any Governmental Authority and all interest and penalties thereon.

“Time of Closing” has the meaning given to it in Section 2.01.

“Vessel” has the meaning given to it in the recitals.

Article II

Purchase and Sale of SHARES; Closing

Section 2.01                             Purchase and Sale of Shares.  The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for the Purchase Price and in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

Section 2.02                             Closing.  On the terms and subject to the conditions of this Agreement, the sale and transfer of the Shares and payment of the Purchase Price shall take place on October 19, 2011 or on such other date as may be agreed upon by the Seller and the Buyer (the “Time of Closing”).  The sale and transfer of the Shares is hereinafter referred to as the “Closing.”

Section 2.03                             Place of Closing.  The Closing shall occur at a place agreed upon by the Seller and the Buyer.

Section 2.04                             Purchase Price for the Shares.

(a)                                 At the Time of Closing, the Buyer, as the borrower, shall enter into a loan agreement with the Seller, as the lender (the “Loan Agreement”), pursuant to which the Buyer shall borrow from the Seller on the Closing Date, an aggregate amount equal to $222,309,582.29, representing the fair market value of the Shares, as determined pursuant to the Omnibus Agreement, reduced by the amount of debt outstanding on the date hereof under the Credit Facility (the “Purchase Price”).  The Loan Agreement shall be in substantially the form attached to this Agreement as Exhibit I.

(b)                                 Within 30 days following the Closing Date, (i) the Buyer and the Seller shall agree upon certain post-Closing adjustments to the Purchase Price to reflect each Party’s pro rata portion of amounts in respect of charter hire, vessel operating expenses and interest expense for the period from October 1, 2011 through October 31, 2011, and (ii) the Buyer shall pay to the Seller an amount in cash equal to all of the cash in the accounts of the Subsidiaries in excess of $500,000 in the aggregate (collectively, the “Purchase Price Adjustments”).

(c)                                  Within 45 days following the Closing Date, the Seller or the Buyer, as applicable, shall pay to the other Party an amount, in cash, equal to the aggregate of all Purchase Price Adjustments pursuant to Section 2.04(b).

Section 2.06                             Contribution of the Shares.  Immediately after the Closing, the Buyer shall grant, contribute, convey, assign, transfer and deliver all of its right, title and interest in and to the Shares to the OLLC, and the OLLC shall accept the Shares as a contribution to its capital.

Article III

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller that as of the date hereof and on the Closing Date:

Section 3.01                             Organization; Good Standing and Authority.  The Buyer has been duly formed and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite limited partnership power and authority to operate its assets and conduct its business as it is now being conducted.  No Insolvency Event has occurred with respect to the Buyer and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

Section 3.02                             Authorization, Execution and Delivery of this Agreement.  The Buyer has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Buyer pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

Section 3.03                             No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its certificate of formation or limited partnership agreement; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.

Section 3.04                             No Consents.  Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by it of this Agreement or the consummation by the Buyer of the transactions contemplated hereunder.

Article IV

Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer and the OLLC that as of the date hereof and on the Closing Date:

Section 4.01                             Organization; Good Standing and Authority.  The Seller has been duly incorporated and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate capacity to operate its assets and conduct its business as described in the 1934 Act Filings.  No Insolvency Event has occurred with respect to the Seller and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

Section 4.02                             Authority and Authorization; Execution and Delivery of this Agreement.  The Seller has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder, including the sale, transfer and delivery of the Shares to the Buyer at the Time of Closing.  The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Seller pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

Section 4.03                             No Conflicts.  The execution, delivery and performance by the Seller of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its articles of association, articles of incorporation or by-laws or other organizational documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.

Section 4.04                             No Consents.  Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by it of this Agreement or the consummation by the Seller of the transactions contemplated hereunder, and any consents required for the transfer or assignment of the Charter have been duly obtained.

Section 4.05                             Good and Marketable Title to Shares; No Encumbrances.  The Seller is the registered owner of all of the Shares and now has, and at the Closing Date will have and, upon conveyance, the Buyer will receive, good and marketable title to the Shares, free and clear of any and all Encumbrances.

Article V

Representations and Warranties of
the Seller Regarding the SubsidiarIES

The Seller represents and warrants to the Buyer and the OLLC that as of the date hereof and on the Closing Date:

Section 5.01                             Organization; Good Standing and Authority.  Each of LNG Holding and Freeze Holding has been duly incorporated and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own and operate its assets and conduct its business.  Freeze Ltd. has been duly formed and is validly existing under the laws of England and Wales and has all requisite corporate power and authority to own its assets and conduct its business.  No Insolvency Event has occurred with respect to any Subsidiary and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.  Each Subsidiary is qualified to do business, is in good standing and has all required and appropriate licenses and authorizations in each jurisdiction in which its failure to obtain or maintain such qualification, good standing, licensing or authorization would have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of such Subsidiary.

Section 5.02                             Capitalization; No Options.  The Shares have been duly authorized and validly issued in accordance with the articles of incorporation and by-laws or other organizational documents of LNG Holding (the “LNG Holding Organizational Documents”) and are fully paid and non-assessable and constitute the total authorized, issued and outstanding capital stock of LNG Holding.  The Freeze Holding Shares have been duly authorized and validly issued in accordance with the articles of incorporation and by-laws or other organizational documents of Freeze Holding (the “Freeze Holding Organizational Documents”) and are fully paid and non-assessable and constitute the total authorized, issued and outstanding capital stock of Freeze Holding.  The Freeze Ltd. Shares have been duly authorized and validly issued in accordance with the articles of association or other organizational documents of Freeze Ltd. (the “Freeze Ltd. Organizational Documents” and, together with the Freeze Holding Organizational Documents and the LNG Holding Organizational Documents, the “Organizational Documents”) and are fully paid and constitute the total authorized, issued and outstanding share capital of Freeze Ltd. LNG Holding is the registered owner of all the Freeze Holding Shares and the Freeze Ltd. Shares and owns such shares free and clear of any and all Encumbrances, other than those arising under the Credit Facility.  There are not outstanding (i) any options, warrants or other rights to purchase any capital stock or share capital of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for shares of such capital stock or share capital or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or share capital or options, warrants or other securities of any of the Subsidiaries.

Section 5.03                             Organizational Documents.  The Seller has supplied to the Buyer true and correct copies of the Organizational Documents, as amended to the Closing Date, and no amendments will be made to the Organizational Documents prior to the Closing Date without the prior written consent of the Buyer (such consent not to be unreasonably withheld).

Section 5.04                             Charter Documents; Validity of the Charter.  The Seller has supplied to the Buyer true and correct copies of the Charter and any related documents, as amended to the Closing Date.  The Charter is a valid and binding agreement of Freeze Ltd. enforceable against Freeze Ltd. in accordance with its terms and, to the knowledge of the Seller, the Charter is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms.

Section 5.05                             No Conflicts.  The execution, delivery and performance of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Organizational Documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which the any of the Subsidiaries is a party or is subject or by which any of their assets or properties may be bound; (iii) any Applicable Laws; or (iv) give any other party thereto a right to terminate any agreement or other instrument to which any of the Subsidiaries is a party or by which any of them is bound including, without limitation, the Charter.

Section 5.06                             Good and Marketable Title to Vessel; Encumbrances.  Freeze Holding is the registered owner of the Vessel and now has, and at the Time of Closing will have, good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Credit Facility.  As of the date hereof, there is $107,690,417.71 of borrowings outstanding under the Credit Facility.

Section 5.07                             Litigation.

(a)                                 There is no action, suit or proceeding to which any of the Subsidiaries is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any of the Subsidiaries; and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding;

(b)                                 None of the Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of such Subsidiary; and

(c)                                  There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any of the Subsidiaries to take any action of any kind with respect to its business, assets or properties.

Section 5.08                             Indebtedness to and from Officers, etc.  None of the Subsidiaries will be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to any of the Subsidiaries.

Section 5.09                             Personnel.  None of the Subsidiaries has any employees other than the crew serving on board the Vessel, to the extent such crew members are not directly employed by the Manager.

Section 5.10                             Contracts and Agreements.  All material contracts and agreements, written or oral, to which any of the Subsidiaries is a party or by which any of their assets are bound, including the Charter (the “Contracts”), have been disclosed to the Buyer.  No other contracts will be entered into by any of the Subsidiaries prior to the Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld).

(a)                                 Each of the Contracts is a valid and binding agreement of the applicable Subsidiary enforceable against such Subsidiary in accordance with its terms, and to the knowledge of the Seller, each of the Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with their terms;

(b)                                 Each of the Subsidiaries has fulfilled all material obligations required pursuant to its Contracts to have been performed by it prior to the date hereof and has not waived any material rights thereunder; and

(c)                                  There has not occurred any material default on the part of any Subsidiary under any of the Contracts, or to the knowledge of the Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any Subsidiary under any of the Contracts nor, to the knowledge of the Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Contracts.

Section 5.11                             Compliance with Law.  The conduct of business by any of the Subsidiaries or the Vessel on the date hereof does not violate any Applicable Laws (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation, and the provisions of all international conventions and the rules and regulations issued thereunder applicable to the Vessel), the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the

Subsidiaries taken as a whole, nor have the any of the Subsidiaries received any notice of any such violation.

Section 5.12                             No Undisclosed Liabilities.  Neither the Subsidiaries nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Credit Facility other than the Encumbrances or other liabilities or obligations appearing in the ship registry of the Vessel and those arising under the Credit Facility.

Section 5.13                             Disclosure of Information.  The Seller has disclosed to the Buyer all material information on, and about, the Subsidiaries and the Vessel and all such information is true, accurate and not misleading in any material respect.  Nothing has been withheld from any materials provided by the Seller to the Buyer in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading.

Section 5.14                             Insurance.  The insurance policies relating to the Vessel are set forth on Schedule A hereto, each of which is in full force and effect and, to the Seller’s knowledge, not subject to being voided or terminated for any reason.

Section 5.15                             U.S. Tax Classification.  Each Subsidiary is or prior to Closing will be classified for United States federal income tax purposes as an entity disregarded as separate from Seller pursuant to Treas. Reg. Sections 301.7701-2 and 301.7701-3. Neither the Seller nor any of the Subsidiaries will take any action to change the U.S. federal income tax classification of any of the Subsidiaries.

Article VI

Representations and Warranties of
the Seller regarding the Vessel

The Seller represents and warrants to the Buyer and the OLLC that on the date hereof and on the Closing Date:

Section 6.01                             Flag.  The Vessel is properly registered in the name of Freeze Holding under and pursuant to the flag and law of The Republic of the Marshall Islands and all fees due and payable in connection with such registration have been paid.

Section 6.02                             Classification.  The Vessel is entered with Det Norske Veritas and has the highest classification rating.  The Vessel has a CAP-2 hull rating.  The Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it can not be detached by any port state authority or the flag state authority for any deficiency.

Section 6.03                             Maintenance.  The Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer.

Section 6.04           Liens.  The Vessel is not (i) under arrest or otherwise detained, (ii) other than in the ordinary course of business, in the possession of any Person (other than her master and crew) or (iii) subject to a possessory lien.

Section 6.05           Safety.  The Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of The Republic of the Marshall Islands or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

Section 6.06           No Blacklisting or Boycotts.  No blacklisting or boycotting of any type has been applied or currently exists against or in respect of the Vessel.

Section 6.07           No Options.  There are not outstanding any options or other rights to purchase the Vessel, other than the option held by the Buyer.

ARTICLE VII

PRE-CLOSING MATTERS

Section 7.01           Covenants of the Seller Prior to the Closing.  From the date of this Agreement to the Closing Date, Seller shall cause the Subsidiaries to conduct their businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted.  The Seller shall not, and shall not permit the Subsidiaries to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Article VIII not being satisfied.  In addition, the Seller hereby agrees and covenants that it:

(a)           shall cooperate with the Buyer and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under the Contracts;

(b)           shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with the Buyer in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transaction contemplated under this Agreement;

(c)           shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;

(d)           shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charter or any other Contract prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

(e)           shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

(f)            shall observe and perform in a timely manner, all of its covenants and obligations under its Charter, if any, and (i) in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter in respect of such default; and (ii) subject to the rights of the lenders under the Credit Facility, in the case of a breach or anticipated breach of any Charter by the Seller or any Subsidiary, it shall permit the Buyer to cure on its behalf such breach or anticipated breach and shall promptly reimburse the Buyer for any and all costs that the Buyer may expend in order to effect such cure;

(g)           shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Credit Facility; and

(h)           shall permit representatives of the Buyer to make, prior to the Closing Date, at the Buyer’s risk and expense, such searches, surveys, tests and inspections of the Vessel as the Buyer may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the Vessel or interfere with the activities of the Seller or the Charterer thereon and that the Buyer shall furnish the Seller with evidence that the Buyer has adequate liability insurance in full force and effect.

Section 7.02           Covenant of the Buyer Prior to the Closing.  The Buyer hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, the Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

ARTICLE VIII

CONDITIONS OF CLOSING

Section 8.01           Conditions of the Parties.  The obligation of the Seller to sell the Shares and the obligation of the Buyer to purchase the Shares is subject to the satisfaction (or waiver by each of the Seller and the Buyer) on or prior to the Closing Date of the following conditions:

(a)           The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Golar LNG Partners Credit Facility) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares;

(b)           No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares; and

(c)           The Buyer, the Seller, the MLP, Golar GP LLC and Golar LNG Energy Limited, shall have entered into Amendment No. 1 to the Omnibus Agreement in the form attached as Exhibit II hereto.

Section 8.02           Conditions of the Seller.  The obligation of the Seller to sell the Shares is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following conditions:

(a)           The representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b)           The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the Closing Date; and

(c)           All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller and its counsel, and the Seller shall have received copies of all such documents and other evidence as it may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

Section 8.03           Conditions of the Buyer.  The obligation of the Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of the following conditions:

(a)           The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(b)           The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the Closing Date;

(c)           The results of the searches, surveys, tests and inspections of the Vessel referred to in Section 7.01(h) of this Agreement are reasonably satisfactory to the Buyer;

(d)           The Buyer shall have obtained the funds necessary to consummate the purchase and sale of the Shares, and to pay all related fees and expenses; and

(e)           All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination of Agreement.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase and sale of the Shares contemplated by this Agreement abandoned at any time prior to the Closing:

(a)           by mutual written consent of the Seller and the Buyer;

(b)           by the Seller if any of the conditions set forth in Section 8.01 and Section 8.02 shall have become incapable of fulfillment, and shall not have been waived by the Seller; or

(c)           by the Buyer if any of the conditions set forth in Section 8.01 and Section 8.03 shall have become incapable of fulfillment, and shall not have been waived by the Buyer;

provided, however, that the Party seeking termination pursuant to clause (b) or (c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.02           Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto.  By an instrument in writing the Buyer, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

ARTICLE X

INDEMNIFICATION

Section 10.01         Indemnity by the Seller.

(a)           Following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer, the OLLC and each of their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against, any Losses, suffered or incurred by such Buyer Indemnitee:

(i)            by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller; or

(ii)           any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement.

(b)           Following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer Indemnitees from and against the matters set forth in Article VIII of the Omnibus Agreement, as amended by Amendment No. 1 thereto, (the “Omnibus Agreement Indemnification”), for the remaining term of the Omnibus Agreement Indemnification with respect to events or conditions associated with the operation of the Vessel and occurring prior to the Time of Closing.

Section 10.02         Indemnity by the Buyer.  Following the Closing, the Buyer shall indemnify the Seller and its affiliates and each of their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

ARTICLE XI

MISCELLANEOUS

Section 11.01         Further Assurances.  From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with Applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 11.02         Powers of Attorney.

(a)           The Seller hereby constitutes and appoints Colleen E. Simmons (the “Seller Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the Seller and its successors and assigns, and for the benefit of the Seller Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of the Seller and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Seller for the benefit of the Seller Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seller Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as the Seller Attorney-in-Fact shall deem advisable.  The Seller hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Seller or its successors or assigns or by operation of law.

(b)           The Buyer hereby constitutes and appoints Georgina Sousa (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the Buyer and its successors and assigns, and for the benefit of the Buyer Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of the Buyer and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Buyer for the benefit of the Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Buyer Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as the Buyer Attorney-in-Fact shall deem advisable.  The Buyer hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Buyer or its successors or assigns or by operation of law.

(c)           The OLLC hereby constitutes and appoints Georgina Sousa (the “OLLC Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the OLLC and its successors and assigns, and for the benefit of the OLLC Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of the OLLC and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the OLLC for the benefit of the OLLC Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the OLLC Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as the OLLC Attorney-in-Fact shall deem advisable.  The OLLC hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the OLLC or its successors or assigns or by operation of law.

Section 11.03         Headings; References; Interpretation.  All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 11.04         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 11.05         No Third Party Rights.  The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 11.06         Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

Section 11.07         Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Shares are located, shall apply.

Section 11.08         Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 11.09         Integration.  This Agreement, the Schedules hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof.  This Agreement, the Schedules hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

Section 11.10         No Broker’s Fees.  No one is entitled to receive any finder’s fee, brokerage, or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

Section 11.11         Notices.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Party in the manner provided in this Section 11.11.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS HEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GOLAR LNG LIMITED

By:	/s/ Georgina E. Sousa
Name: Georgina E. Sousa
Title: Secretary

Address for Notice:

c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England
Phone
Fax:
Attention:

GOLAR LNG PARTNERS LP

By:	/s/ Georgina E. Sousa
Name: Georgina E. Sousa
Title: Secretary

Address for Notice:

c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England
Phone
Fax:
Attention:

GOLAR PARTNERS OPERATING LLC

By:	/s/ Georgina E. Sousa
Name: Georgina E. Sousa
Title: Secretary

Address for Notice:

c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England
Phone
Fax:
Attention:

SCHEDULE A

INSURANCE

Insurance Policies (all quoted values are USD)

Hull & Machinery

Hull	Insured Value: $200,000,000	Policy Renewal: 11/07/2012
Hull Interest	Insured Value: $50,000,000	Policy Renewal: 11/07/2012
Freight Interest	Insured Value: $50,000,000	Policy Renewal: 11/07/2012

Loss of Hire (30-day deductible, 180 day max single claim, 180 max sum of all claims pa)

Insured Value: $23,400,000	Daily Amount: $130,000	Policy Renewal: 11/07/2012

P&I/FDD Insurance

Gross Tonnage: 95,879	Policy Renewal: 20/02/2012

War Risk

Insured Value: $300,000,000	Policy Renewal: 01/01/2012

Underwriters

Hull & Machinery
Share	Company
22.5%	Gard AS
2.5%	New York Marine and General Insurance Co
2.5%	HDI Gerling
7.5%	Mitsui Sumitomo Insurance Co
6.0%	Navigators Specialty Insurance Co
5.0%	Codan Forsikring
10.0%	Allianz Global Corporate
41.5%	Lloyds Underwriters, London
2.5%	Swedish Club
Hull Interest/Freight Interest
25.0%	Gard AS
2.5%	New York Marine and General Insurance Co
12.5%	Codan Forsikring
10.0%	Allianz Global Corporate
50.0%	Lloyds Underwriters, London
Loss of Hire
60.0%	Gard AS
10.0%	Codan Forsikring
10.0%	New York Marine and General Insurance Co
5.0%	Allianz Global Corporate
15.0%	Swedish Club
War Risk
100%	The Norwegian War Risks Club
P&I/FDD
100%	Skuld

A-1

EXHIBIT I

FORM OF LOAN AGREEMENT

I-1

EXHIBIT II

FORM OF AMENDMENT NO. 1 TO OMNIBUS AGREEMENT

THIS AMENDMENT NO. 1, dated as of October     , 2011 (this “Amendment”) to the Omnibus Agreement, dated as of April 13, 2011 (the “Omnibus Agreement”), is adopted, executed and agreed to by and effective as of October     , 2011, among Golar LNG Limited, a limited company organized under the laws of Bermuda (“Golar LNG”), Golar LNG Energy Limited, a limited company organized under the laws of Bermuda (“Golar Energy”),  Golar LNG Partners LP, a Marshall Islands limited partnership (the “MLP”), Golar GP LLC, a Marshall Islands limited liability company (the “General Partner”), and Golar Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company” and, together with Golar LNG, Golar Energy, the MLP and the General Partner, the “Parties”).

R E C I T A L S:

WHEREAS, except as otherwise provided herein, capitalized terms used herein have the meanings assigned to them in the Omnibus Agreement; and

WHEREAS, Golar LNG, the MLP and the Operating Company have entered into a Purchase, Sale and Contribution Agreement, dated as of October     , 2011 (the “Purchase and Sale Agreement”), providing for the purchase by the MLP of all the outstanding common shares (the “Shares”) of Golar LNG Holding Co., a Marshall Islands corporation which owns all of the outstanding shares of capital stock of Golar Freeze Holding Co., a Marshall Islands corporation which is the owner of the Golar Freeze;

WHEREAS, a condition to the closing of the purchase and sale of the Shares pursuant to the Purchase and Sale Agreement is the execution and delivery of this Amendment by all of the Parties; and

WHEREAS, the Parties desire to amend the Omnibus Agreement to delete the provisions requiring Golar LNG to indemnify the MLP for Losses with respect to any payments required to be made pursuant to the terms of the Golar Winter Security Documents.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1.  Amendment to Section 8.1.  Section 8.1 of the Omnibus Agreement is amended to delete subsection (e).

SECTION 2.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.  Counterparts.  This Amendment may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment on, and effective as of, the date first above written.

GOLAR LNG LIMITED

By:
Name:
Title:

Address for Notice:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda
Phone	(1) 441 295 4705
Fax:	(1) 441 295 3494
Attention:	Georgina Sousa

GOLAR LNG PARTNERS LP

By:
Name:
Title:

Address for Notice:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda
Phone	(1) 441 295 4705
Fax:	(1) 441 295 3494
Attention:	Georgina Sousa

GOLAR PARTNERS OPERATING LLC

By:
Name:
Title:

Address for Notice:

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda
Phone	(1) 441 295 4705
Fax:	(1) 441 295 3494
Attention:	Georgina Sousa